Uniforêt

EXHIBIT T3E.9

PRESS RELEASE
For immediate release

ON JUNE 12, 2003 A GROUP OF US NOTEHOLDERS WILL SEEK LEAVE TO
APPEAL THE MAY 16, 2003 JUDGMENT

MONTRÉAL (QUEBEC), JUNE 6, 2003 — UNIFORÊT INC. and its subsidiaries, Uniforêt Scierie-Pâte Inc. and Foresterie Port-Cartier Inc. (the “Company”), announced today that a group of US Noteholders will, on June 12, 2003, seek leave to appeal the judgment rendered by the Superior Court of Montreal on May 16, 2003, which judgment has sanctioned and approved their plan of arrangement under the Companies’ Creditors Arrangement Act.

The Company intends to contest this motion for leave to appeal and will have a new press release issued once the Court of Appeal will have rendered its decision further to the June 12, 2003 hearing.

Uniforêt Inc. manufactures softwood lumber. It carries on its business through mills located in Port-Cartier and in the Péribonka area. Uniforêt Inc.’s securities are listed on the Toronto Stock Exchange under the trading symbol UNF.A for the Class A Subordinate Voting Shares, and under the trading symbol UNF.DB for the Convertible Debentures.

INFORMATION :	SERGE MERCIER, C.A. Vice-President – Finance and Administration Uniforêt Inc. Tel.: (514) 327-3350